SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                  IDACORP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


 Idaho                                               82-0505802
 (State of Incorporation or Organization)            (I.R.S. Employer
                                                     Identification No.)

 1221 West Idaho Street
 P.O. Box 70
 Boise, Idaho                                           83707
 (Address of Principal Executive Offices)            (Zip Code)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. | |


Securities  Act  registration  statement file number to which this form relates:
____________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                     Name of Each Exchange on Which
         to be so Registered                     Each Class is to be Registered

    Common Stock, without par value                 New York Stock Exchange
                                                         Pacific Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
         None




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Item 1.  Description of Registrant's Securities to be Registered.

     Effective October 1, 1998, the outstanding shares of common stock of Idaho Power Company were exchanged for shares of common stock of IDACORP, and IDACORP became the holding company for Idaho Power Company. We registered the IDACORP common stock issued in the exchange under the Securities Act of 1933 on Form S-4 (No. 333-48031). Our common stock was approved for listing on the New York Stock Exchange and the Pacific Exchange. Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, IDACORP, as successor issuer, is deemed to have common stock registered under Section 12(b) of the Securities Exchange Act of 1934. To comply with the requirements of Rule 421 under the Securities Act of 1933, we are filing this registration statement on Form 8-A to describe the common stock in plain English.

                           DESCRIPTION OF COMMON STOCK

     General

     The following is a description of our common stock. This description is not complete, and we qualify this description by referring to our articles of incorporation, as amended, our amended bylaws, which we incorporate herein by reference, and the laws of the state of Idaho.

     Our articles of incorporation authorize us to issue 120,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value.

     Dividend Rights

     Subject to the prior rights of the preferred stock, holders of our common stock are entitled to receive any dividends our board of directors may declare on the common stock. The board of directors may declare dividends from any property legally available for this purpose.

     Voting Rights

     The common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by shareholders. The holders of our common stock are not entitled to cumulative voting in the election of directors.

     Holders of IDACORP preferred stock will not have any right to vote except as established by our board of directors or provided in our articles of incorporation or bylaws or by state law. The Series A preferred stock, if issued, will have voting rights.



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     Liquidation Rights

     Subject to the prior rights of the preferred stock, if IDACORP liquidates, dissolves or is wound up, whether this is voluntary or not, the holders of the common stock will be entitled to receive any net assets available for distribution to shareholders.

     Other Rights

     The common stock is not liable to further calls or assessment. The holders of our common stock are not entitled to subscribe for or purchase additional shares of our capital stock. Our common stock is not subject to redemption and does not have any conversion or sinking fund provisions.

     Effects on Our Common Stock If We Issue Preferred Stock

     Our board of directors has the authority, without further action by shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series. The board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the articles of incorporation and the laws of the state of Idaho. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

     If we issue preferred stock, it may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred stock may delay or prevent a change in control of IDACORP.

     Although there are no shares of preferred stock currently outstanding, we have reserved 1,200,000 shares of A series preferred stock for issuance in connection with our shareholder rights plan.

        PROVISIONS OF OUR ARTICLES OF INCORPORATION AND OUR BYLAWS THAT
                   COULD DELAY OR PREVENT A CHANGE IN CONTROL

     Although it is not the intention of the board of directors to discourage legitimate offers to enhance shareholder value, the existence of unissued common stock, the ability of the board to issue preferred stock without further shareholder action and other provisions of our articles of incorporation and bylaws may discourage transactions aimed at obtaining control of IDACORP.



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     Provisions Relating to Our Board of Directors

     Classified Board

     We have divided the members of our board of directors into three classes. The number of directors in each class is as nearly equal as possible. Directors in each class are elected for a three-year term.

     This classification of the board of directors may prevent shareholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for a shareholder with significant voting power to gain majority representation on the board of directors. Where majority or supermajority board of directors approval is necessary for a transaction, such as an interested shareholder business combination, the inability to immediately gain majority representation on the board of directors could discourage takeovers and tender offers.

     Number of Directors, Vacancies, Removal of Directors

     Our bylaws provide that the board of directors will have at least 9 and at most 15 directors. The size of the board may be changed by a two-thirds vote of shareholders entitled to vote, or by a majority vote of the board of directors. A majority of the board decides the exact number of directors at a given time. The board fills any new directorships it creates and any vacancies.

     Directors may be removed by the shareholders only for cause and only if at least two-thirds of the shares of our outstanding voting stock approve the removal.

     These provisions may delay or prevent a shareholder from gaining control of the board.

     Meetings of Shareholders

     No Cumulative Voting

     The articles of incorporation do not provide for cumulative voting. This could prevent directors from being elected by a relatively small group of shareholders.

     Advance Notice Provisions

     The bylaws require that for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give notice not earlier than 90 days and not later than 60 days prior to the first anniversary of the preceding year's annual meeting.



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     The bylaws also limit business at a special  meeting to the purposes stated
in the notice of the special meeting.

     These advance notice provisions may delay a person from bringing matters before a shareholder meeting. The provisions may provide enough time for us to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon, if we find it desirable.

     Amendment of Articles of Incorporation

     The articles of incorporation require an 80% vote of shareholders entitled to vote in order to amend certain provisions, including provisions relating to the board of directors, unless such amendment is recommended by two-thirds of the continuing directors, as defined.

     Amendment of Bylaws

     Amendment of the bylaws relating to the board of directors or advance notice provisions for shareholder meetings requires a two-thirds vote of shareholders entitled to vote or a majority vote of the board of directors.

                         PREFERRED SHARE PURCHASE RIGHTS

     On September 10, 1998, our board of directors declared a dividend distribution of one preferred share purchase right for each share of our common stock outstanding as of October 1, 1998. We will issue one right with each additional share of common stock we issue until the rights expire, are redeemed or exchanged or become exercisable. The description of our preferred share purchase rights is contained in the Form 8-A/A dated October 20, 1999 and in the Rights Agreement, dated September 10, 1998, between The Bank of New York, as Rights Agent, and us. We incorporate these documents herein by reference.


        PROVISIONS OF IDAHO LAW THAT COULD DELAY OR PREVENT A CHANGE IN
                                    CONTROL

     Idaho Control Share Acquisition Law

     We are subject to the provisions of the Idaho Control Share Acquisition Law. This law is designed to protect minority shareholders in the event that a person acquires or proposes to acquire shares of voting stock giving it certain percentages of the voting power in the election of our directors. These percentages range from 20% to more than 50%, depending on the circumstances. Under this law, an acquiring person must deliver to us an information statement that includes the acquiring person's identity, its acquisition plans and its financing. The acquiring person cannot vote the shares it holds that are greater than the applicable percentages unless two-thirds of the outstanding voting stock, excluding shares owned by the acquiring person, approves of such voting power. If the acquiring person so requests and


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complies with other requirements,  we must hold a special meeting within 55 days of receiving the information statement from the acquiring person for the shareholders to vote. If the acquiring person does not deliver the information statement, or our shareholders do not approve such voting power, we may redeem all of the acquiring person's shares that exceed the applicable percentage at their fair market value.

     Idaho Business Combination Law

     We are also subject to the Idaho Business Combination Law. This law prohibits us from engaging in certain business combinations with a person who owns 10% or more of our outstanding voting stock for a three-year period after the person acquires the shares. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our shares before the person acquired 10% of the shares. After the three-year period, we could engage in a business combination with the person only if two-thirds of our outstanding voting stock, excluding shares owned by the person, approve, or the business combination meets minimum price requirements.

Item 2.  Exhibits.

3.1  Articles of  Incorporation of IDACORP,  Inc.  (incorporated by reference to
     Exhibit 3.1 to the Form S-3 of IDACORP, Inc. (File No. 333-64737)).

3.2 Articles of Amendment to Articles of Incorporation of IDACORP, Inc., as filed with the Secretary of State of Idaho on March 9, 1998 (incorporated by reference to Exhibit 3.2 to the Form S-3 of IDACORP, Inc. (File No. 333-64737)).

3.3 Articles of Amendment to Articles of Incorporation of IDACORP, Inc. creating A Series Preferred Stock, without par value, as filed with the Secretary of State of Idaho on September 17, 1998 (incorporated by reference to Exhibit 3(b) to the Form S-3 of IDACORP, Inc. (File No. 333-00139)).

3.4 Amended Bylaws of IDACORP, Inc., dated July 8, 1999 (incorporated by reference to Exhibit 3(h) to the Form 10-Q of IDACORP, Inc., dated August 6, 1999).

4. Rights Agreement, dated as of September 10, 1998, between IDACORP, Inc. and The Bank of New York, as rights agent, including form of right certificate (incorporated by reference to Exhibit 4 to the Form 8-K of IDACORP, Inc., dated September 15, 1998).


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                               IDACORP, INC.

Date:  October 20, 1999        By: /s/ J. LaMont Keen
                                   Name:  J. LaMont Keen
                                   Title: Senior Vice President - Administration
                                          and Chief Financial Officer





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EXHIBIT INDEX

Number    Description

3.1 Articles of Incorporation of IDACORP, Inc. (incorporated by reference to Exhibit 3.1 to the Form S-3 of IDACORP, Inc. (File No. 333-64737)).

3.2 Articles of Amendment to Articles of Incorporation of IDACORP, Inc., as filed with the Secretary of State of Idaho on March 9, 1998 (incorporated by reference to Exhibit 3.2 to the Form S-3 of IDACORP, Inc. (File No. 333- 64737)).

3.3 Articles of Amendment to Articles of Incorporation of IDACORP, Inc. creating A Series Preferred Stock, without par value, as filed with the Secretary of State of Idaho on September 17, 1998 (incorporated by reference to Exhibit 3(b) to the Form S-3 of IDACORP, Inc. (File No. 333-00139)).

3.4 Amended Bylaws of IDACORP, Inc., dated July 8, 1999 (incorporated by reference to Exhibit 3(h) to the Form 10-Q of IDACORP, Inc., dated August 6, 1999).

4. Rights Agreement, dated as of September 10, 1998, between IDACORP, Inc. and The Bank of New York, as rights agent, including form of right certificate (incorporated by reference to Exhibit 4 to the Form 8-K of IDACORP, Inc., dated September 15, 1998).



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